Exhibit 99.1

INFORMATION

For Immediate Release
April 21, 2011
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2011 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2011 second quarter and six months net sales of $41.1 million and $78.3 million, respectively, increases of 32% and 6%, respectively, from the same periods of the prior fiscal year;

•	reported second quarter operating income of $11.0 million, an increase of 20% compared to the prior year second quarter;

•	reported six months operating income of $20.1 million, a decrease of 12% compared to the same period of the prior fiscal year;

•	reported second quarter net earnings of $7.3 million, or $0.18 per diluted share, increases of 21% and 20%, respectively, compared to the fiscal 2010 second quarter;

•
reported non-GAAP second quarter net earnings of $8.1 million, or $0.20 per diluted share, which excludes the effect of the costs associated with the reorganization of European and Global Sales and Marketing Leadership (see non-GAAP financial measure reconciliation);

•
reported six months net earnings of $13.3 million, or $0.32 per diluted share, decreases of 11% compared to the corresponding fiscal 2010 period. On a non-GAAP basis, earnings were $14.2 million, or $0.34 per diluted share, excluding the effect of costs associated with the reorganization of European and Global Sales and Marketing Leadership (see non-GAAP financial measure reconciliation);

•
declared the regular quarterly cash dividend of $0.19 per share for the second quarter of fiscal 2011, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2010; and

•	reaffirmed its fiscal 2011 guidance of per share diluted earnings between $0.77 and $0.82 on net sales of $165 million to $170 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended March 31,			Six Months Ended March 31,
	2011	2010	% Change	2011	2010	% Change
Net Sales	$41,059	$31,147	32%	$78,322	$73,604	6%
Operating Income	10,962	9,125	20%	20,052	22,881	-12%
Net Earnings	7,260	5,980	21%	13,285	14,901	-11%
Diluted Earnings per Share	$0.18	$0.15	20%	$0.32	$0.36	-11%
Diluted Earnings per Share excluding effect of European and Global Sales & Marketing Leadership reorganization costs (see non-GAAP financial measure reconciliation)	$0.20	$0.15	33%	$0.34	0.36	-6%

	Mar. 31, 2011	Mar. 31, 2010
Cash and Short-Term Investments	$28,379	$61,067
Working Capital	76,856	100,618
Shareholders’ Equity	137,590	138,882
Total Assets	157,171	152,041

SECOND QUARTER OPERATING RESULTS

Net sales for the second quarter of fiscal 2011 were $41,059,000, compared to $31,147,000 for the same period of the prior fiscal year, an increase of 32%.  Net earnings for the second quarter of fiscal 2011 were $7,260,000, or $0.18 per diluted share, increases of 21% and 20%, respectively, compared to the second quarter of fiscal 2010.  Diluted common shares outstanding for the second quarter of fiscal 2011 and 2010 were 41,348,000 and 41,177,000, respectively.  Excluding the effects of reorganizing the European and Global Sales and Marketing Leadership, net earnings for the quarter totaled $8,132,000, or $0.20 per diluted share.

YEAR-TO-DATE OPERATING RESULTS

Net sales for the six months ended March 31, 2011 were $78,322,000, compared to $73,604,000 for the same period of the prior fiscal year, an increase of 6%.  Net earnings for the six months ended March 31, 2011 were $13,285,000, or $0.32 per diluted share, decreases of 11% compared to the six months ended March 31, 2010.  Diluted common shares outstanding for the first six months of fiscal 2011 and 2010 were 41,319,000 and 41,178,000, respectively.  Excluding the effects of reorganizing the European and Global Sales and Marketing Leadership, net earnings for the six months ended March 31, 2011, totaled $14,157,000, or $0.34 per diluted share.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the second quarter ended March 31, 2011. The dividend is payable May 12, 2011 to shareholders of record on May 2, 2011.  This annual indicated dividend rate of $0.76 per share remains the same as fiscal 2010.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2011 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2011, management expects net sales to be in the range of $165 million to $170 million and per share diluted earnings to be between $0.77 and $0.82.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2011.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At March 31, 2011, current assets were $93.8 million compared to current liabilities of $17.0 million, resulting in working capital of $76.8 million and a current ratio of 5.5.  Cash and short-term investments were $28.4 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2011 and fiscal 2010.

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net sales	$41,059	$31,147	$78,322	$73,604
Cost of sales	14,803	11,006	28,518	28,019
Gross profit	26,256	20,141	49,804	45,585

Operating expenses
Research and development	2,359	2,337	4,726	4,448
Selling and marketing	6,113	4,356	11,915	9,298
General and administrative	6,822	4,323	13,111	8,958
Total operating expenses	15,294	11,016	29,752	22,704

Operating income	10,962	9,125	20,052	22,881
Other income (expense), net	145	140	365	53
Income before income taxes	11,107	9,265	20,417	22,934
Income tax provision	3,847	3,285	7,132	8,033
Net earnings	$7,260	$5,980	$13,285	$14,901

Net earnings per basic common share	$0.18	$0.15	$0.33	$0.37
Basic common shares outstanding	40,686	40,514	40,647	40,504

Net earnings per diluted common share	$0.18	$0.15	$0.32	$0.36
Diluted common shares outstanding	41,348	41,177	41,319	41,178

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2011 and fiscal 2010 (in thousands).

	Three Months Ended March 31,		Six Months Ended March 31,
	2011	2010	2011	2010
Net sales
U.S. Diagnostics	$25,528	$18,193	$48,178	$48,897
European Diagnostics	6,385	6,591	12,314	12,885
Life Science	9,146	6,363	17,830	11,822
	$41,059	$31,147	$78,322	$73,604
Operating income
U.S. Diagnostics	$9,807	$6,571	$18,381	$18,701
European Diagnostics	50	1,093	803	2,063
Life Science	923	1,320	702	2,224
Eliminations	182	141	166	(107)
	$10,962	$9,125	$20,052	$22,881

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Revenue growth in the second fiscal quarter was driven by strong performance from our C. difficile tests (+6%), led by illumigene – C. difficile; continued positive trends in our H. pylori products (+9%); foodborne test sales growing more than double (+114%); and consistent positive increases from Bioline (+12%), our most recent Meridian Life Sciences acquisition.  Interestingly, our respiratory product lines grew 58% versus the prior period driven by rapid tests other than those for influenza.  Our core Life Sciences business was disappointing and declined by 14% in the quarter.  While order patterns in this business unit had some negative effect, we are anticipating that this core business will be flat to slightly down for the full year.  Operating expense increases were largely due to two factors: (1) Bioline expenses were recorded in the second quarter and did not appear in the year ago period, and (2) we completed the realignment of our European and global sales and marketing leadership structure and recorded expenses associated with that activity.

We are very encouraged by our performance for the quarter.  Each focus area of our diagnostics business met or exceeded expectations and our strategic actions continue to support our future growth.  illumigene sales in the quarter totaled nearly $2 million and we now have more than 300 labs using this simple molecular platform for their daily C. difficile testing.  During the second quarter we received FDA clearance to market our illumigene-C.difficile test for use with pediatric patients under the age of 2 years.  As we see more ambulatory (non-hospital related) C. difficile, especially in children, we believe this claim will become more important.   Shortly, our second illumigene test for Group B streptococcus will enter formal clinical trials. Later this year, two additional illumigene tests, one for Group A streptococcus and another for Mycoplasma pneumonia are expected to be through formal clinical trials and be submitted to the FDA for marketing clearance.  The illumigene platform is becoming well recognized as a simple, accurate technology that enables more labs to adopt molecular testing quickly.

Our relationships with managed care organizations continue to support our H. pylori tests as physicians shift from prescribing symptom relieving medications to a test, treat and cure protocol.  Our rapid foodborne tests are recognized as being highly accurate and offer both cost savings through better lab workflow and, importantly, provide better diagnostic information to physicians for improved patient care.  The rapidly growing research and industrial markets for innovative molecular tests continue to evaluate and adopt the Bioline reagents that offer an ability to accelerate test times with superior consistency and performance.

Our outlook is very positive and we believe that the Company continues to make the proper investments in our people, our products and our customers.”

William J. Motto, Executive Chairman of the Board, said, “Our recently introduced illumigene platform is off to a strong start and we look forward to introducing additional molecular tests in the near future.  Second quarter operating results were consistent with our plans and we are comfortable with our previously issued guidance.  Although no potential acquisitions are in process, we continue to be on the look-out for external growth opportunities.  Our most recent acquisition, Bioline, is performing very well.  We will continue to look for cost efficiencies, new avenues of growth, and maintaining a strong balance sheet.”

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with reorganizing our European and Global Sales and Marketing Leadership.  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to reorganizing our European and Global Sales and Marketing Leadership; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the leadership reorganization costs noted above, in the tables below for the three and six month periods ended March 31, 2011.

SECOND QUARTER AND SIX MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)
	Three Months Ended March 31, 2011	Six Months Ended March 31, 2011
Net earnings -
US GAAP basis	$7,260	$13,285
European and Global Sales and Marketing Leadership Reorganization costs	872	872
Excluding Leadership Reorganization costs	$8,132	$14,157

Basic earnings per share -
US GAAP basis	$0.18	$0.33
European and Global Sales and Marketing Leadership Reorganization costs	0.02	0.02
Excluding Leadership Reorganization costs	$0.20	$0.35

Diluted earnings per share -
US GAAP basis	$0.18	$0.32
European and Global Sales and Marketing Leadership Reorganization costs	0.02	0.02
Excluding Leadership Reorganization costs	$0.20	$0.34

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible effects of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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